Exhibit 16.1

Private and Confidential

March 28, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 23, 2018, to be filed by our former client, Orient Paper, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP